                              REFERRAL AGREEMENT

         THIS REFERRAL AGREEMENT (this "Agreement) is made as of this 15th day of April, 1996, by and between FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association in its individual capacity and as agent and attorneyin4act for each of its national bank affiliates described in Section 13(m) hereof (collectively, "First Union"), and AUTO CREDIT CLEARINGHOUSE L.P., a Delaware limited partnership ("ACCH").

                             STATEMENT OF PURPOSE

         ACCH engages in the business of financing, securitizing and servicing non-prime motor vehicle retail installment contracts originated by motor vehicle dealers. First Union receives credit applications of borrowers from motor vehicle dealerships and makes loans to approved borrowers but generally does not finance non-prime motor vehicle retail installment contracts.

         First Union desires to (a) refer on an exclusive basis to ACCH certain credit applications for motor vehicle retail installment contracts from dealerships and (b) have its sales finance division introduce ACCH to dealerships in certain states for whom it currently provides consumer financing, all in consideration of (i) a fee on each such motor vehicle retail installment Contract purchased or financed by ACCH and (ii) an equity interest in the parent company of ACCH as more particularly described in the partnership agreement of such parent company.

         ACCH desires to receive such referrals and introductions to make credit underwriting decisions, to fund motor vehicle retail installment contracts and to pay such fees on file terms and conditions provided herein.

         NOW, THEREFORE, in consideration of file foregoing premises and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, file parties hereto, intending legally to be bound, hereby agree as follows:

         Section 1. Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 1:

         "ACCH" means Auto Credit Clearinghouse L.P., a Delaware limited partnership.

         "ACCH Program" means a program of ACCH by which ACCH solicits and evaluates credit applications and purchases from, or provides financing to, FU Dealers for the purchase of Motor Vehicles by their customers, and the marketing, training and other activities described herein related to such purchases or financings. The ACCH Program shall be substantially similar to the current pilot referral program by which First Union National Bank of Georgia refers certain non-prime loans to ACCH as modified by file terms and conditions hereof.

         "Active FU Dealer" means (a) as of the date hereof, the FU Dealers listed on Exhibit A hereto and (b) after the date hereof, (i) any FU Dealer such Dealer has been introduced to ACCH and (ii) thereafter, any FU Dealer with respect to which (A) ACCH shall have purchased or financed at least one (1) Motor Vehicle retail installment contract during the first ninety (90) days after file introduction of such Dealer to ACCH and (B) ACCH shall have purchased or financed at least three (3) Motor Vehicle retail installment contracts during each ConseCutive ninety (90) day period thereafter. A FU Dealer set forth on Exhibit A shall cease to be an Active FU Dealer at such time as such FU Dealer no longer satisfies the requirements set forth in clauses (A) and (B) of this definition.

         "Affiliate" of a specified Person means any other Person who (a) directly or indirectly Controls, is Controlled by, or is under common Control with, such specified Person, (b)owns or Controls either ten percent (10%) or more of the outstanding voting stock or other voting equity or beneficial interests of such specified Person or twenty percent (20%) or more of the value of the total outstanding stock or other equity securities of such specified Person determined on a billy diluted basis, (c) is an executive officer, director, general partner, trustee, manager, administrator, or representative or agent (with respect to any matter for which such representative or agent has been engaged by such Person) of such specified Person, or (d) is an executive officer, director, trustee, manager, administrator, or representative or agent or owns or Controls ten percent (10%) or more of the outstanding voting interests of such other Person described in clause (a), (b) or (c) of this Sentence, except that neither First Union nor ACCH shall be considered an Affiliate of each other.

         "Application" means a credit application of a potential purchaser (excluding potential lessees) of a Motor Vehicle that is either (a) submitted to FU Sales Finance by a FU Dealer for financing of a Motor Vehicle and thereafter submitted to ACCH or (b) otherwise originated by a FU Dealer and submitted to ACCH for financing.

         "Bureau Score" means the proprietary score assigned to credit applicants by TRW, Trans Union or Equifax, or as may otherwise be agreed to in writing between ACCH and First Union.

         "Business" means the business of ACCH, including, the business of purchasing, financing, securitizing and servicing Motor Vehicle retail installment contracts.


         "Business Day" means any day other than Saturday, Sunday or any other day on which national banking associations in the State of North Carolina generally are closed for commercial banking business.

         "C Applications" means those Applications submitted to FU Sales Finance by a PU Dealer that have a Bureau Score of less than 600, or comparable Applications should such scoring system hereafter be amended, revised, modified, discontinued or restated.

         "Change of Control" means (a) neither Gary L. Shapiro nor Edgar Otto have direct or indirect Control of ACCH, (b) NAFCO ceases to own at least ninety-five percent (95%) of the aggregate equity interests in ACCH or Cc) any "Put Event" shall occur as set forth in Section 11.5(i), (ii), (iii) or (vi) of the Second Amended and Restated Agreement of Limited Partnership of NAFCO, as in effect on the date hereof.

         "Control" of a Person means possession, directly or indirectly (through one or more intermediaries), of the power to direct or Cause the direction of management and policies of such Person through ownership of voting securities (or other ownership interests) , contract, voting trust or Otherwise.

         "Default" is defined in Section 10(b).

         "PU Dealer" means, as of any date of determination, any Motor Vehicle dealership in the Relevant States (a) which has entered into a written contractual arrangement with First Union whereby such dealership agrees to offer for sale, assignment or financing Motor Vehicle retail installment contracts or Motor Vehicle retail lease contracts and such contractual arrangement has not ended or been terminated or canceled as of such date and (b) with whom First Union has purchased or financed at least one (1) Motor Vehicle retail installment contract or Motor Vehicle retail lease contract since April 15, 1995

         "FU Sales Finance" means the division of First Union which administers substantially all of the indirect Motor Vehicle finance operations of First Union consisting of the purchase or financing of Motor Vehicle retail installment contracts originated by Motor Vehicle dealerships.

         "First Union" means First Union National Bank of North Carolina, a national banking association, in its individual capacity and each of its national bank affiliates described in Section 13(m) hereof.

         "Funded Referral" means any Motor Vehicle retail installment contract purchased or financed by ACCH with respect to which an Application for such financing was made.

         "GAAP" means generally accepted accounting principles, conventions, rules and procedures in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any success or organization) that are applicable to the circumstances as of the date of determination.

         "Governmental Authority" means any foreign, federal, state or local government, political subdivision Or governmental or regulatory authority, agency, board, commission, instrumentality or court or quasi-governmental authority.

         "Law" or "Laws" means any or all federal, state and local statutes, laws, codes, ordinances, judicial decisions, proclamations, interpretive releases, regulations, published requirements, guidelines, orders, directives, judgments, decrees and rules of any Governmental Authority, in each case as amended and in effect from time to time.

         "Licenses" means all licenses, permits and other authorizations issued, or which upon due application would be issued, by any Governmental Authority to ACCH which are used or useful in the Business.

         "Material Adverse Effect" means, with respect to a particular Person, a material adverse change, effect or development (or any change, effect or development that could reasonably likely have a material adverse effect) on the assets, business, revenues, expenses, operations, condition (financial or otherwise), or prospects or ability to perform under or with respect to the material contracts (including, for the parties hereto, this Agreement) of the specified Person.

         "Motor Vehicle" means any automobile, van, sport utility vehicle or light duty truck.

         "NAFCO" means National Auto Finance Company L. P., a Delaware limited partnership, prior to an initial public offering, and the successor entity, if any, thereof after an initial public offering to which all or a substantial portion of the assets or operations of

National Auto Finance Company L.P. are directly or indirectly transferred to effect such initial public offering.

         "Northeast States" means Massachusetts, New York, Connecticut, New York, Delaware and Pennsylvania.

         "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, Governmental Authority or other entity or organization.

         "Regulatory Requirement" is defined in Section 7(f).


         "Relevant States" means (a) Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia, (b) the Northeast States if so elected pursuant to Section 9(g), and (c) any other States which are mutually agreed to for such purpose by ACCH and First Union by a written addendum to this Agreement.

         "Roll-Out Period" means the period of nine (9) months commencing on the date hereof.

         Section 2. Referrals. On the terms and subject to the conditions set forth in this Agreement, (a) First Union shall cause FU Sales Finance to refer to ACCH all C Applications which by their terms may be so referred, (b)First Union, through FU Sales Finance, may in its sole discretion refer any other Application which FU Sales Finance declines and (c) ACCH shall pay First Union $65 in immediately available funds in accordance with Section 7(a) hereof for each Funded Referral.

         Section 3. No Financing by First Union. The parties hereto intend that all Motor Vehicle retail installment contracts that constitute Funded Referrals shall be financed directly by ACCH and not refinanced or purchased from First Union, nor shall such Motor Vehicle retail installment Contracts in any way be characterized as being refinanced or purchased from First Union.

         Section 4. No Recourse. All Funded Referrals shall be without recourse to First Union, and First Union shall not have any obligation or liability that is in any way related to such Funded Referrals; provided, that the parties hereto shall be liable to each other for breach of their respective representations, warranties, covenants and indemnitIes under the terms of this Agreement, any of which obligations of First Union are limited so as not to constitute recourse to First Union for the credit risk of any Funded Referrals.

         Section 5. Representations and Warranties of ACCH. ACCH represents and warrants to First Union, as of the date hereof, as follows:

                  (a) Organization and Standing. ACCH is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified in each jurisdiction where the conduct of the Business requires such qualification.

                  (b) Authorization and Binding Obligation. ACCH has full power and authority to execute and deliver this Agreement and to perform and comply with all terms, covenants and conditions to be performed and complied with by ACCH hereunder. The execution, delivery and performance of this Agreement by ACCH have been duly and validly authorized by all necessary action on the part of AC CM. This Agreement has been duly and validly executed and delivered by ACCH and constitutes a legal, valid and binding agreement of ACCH enforceable against ACCH in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and related court decisions of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

                  (c) No Conflict. The execution, delivery and performance of this Agreement by ACCH does not (i) violate, conflict with or result in any breach of any provision of the organizational documents of ACCH, (ii) violate, conflict with or result in a breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of t:rust, agreement, indenture, lease or other instalment or obligation to which ACCH is a party or by which any of its assets may be bound, or (iii) violate or conflict in any material respect with any law, order, writ, injunction, rule or decree applicable to ACCH or any of the assets thereof.

                  (d) Governmental Authorizations. All authorizations, consents, orders and approvals of, or other action by, any Governmental Authority that are required to be obtained by ACCH, and all notices to and filings with any Governmental Authority that are required to be made by ACCH, including in the case of each of the foregoing those pertaining to the ACCH Program and the executiOn of this Agreement, have been obtained or made and are in full force and effect, except where the failure to obtain or to make any such authorization, consent, order, approval, notice or filing, individually or in the aggregate for all such failures, would not have a reasonable likelihood of having a Material Adverse Effect on ACCH. ACCH is the authorized legal holder of the Licenses, none of which is subject to any restriction or Condition which could materially adversely affect the ACCH

Program. The Licenses are valid for the full term thereof and are in good standing and full force and effect. ACCH has not engaged, and does not engage, in any activity which could cause the revocation or suspension of any License.

                  (e) Compliance with Laws. The operations of the Business are in Compliance in all respects with all Licenses and all applicable Laws, except to the extent that any such non compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ACCH (including the ACCH Program).

         Section 6. Representations and Warranties of First Union. First Union represents and warrants to ACCH, as of the date hereof, as follows:

                  (a) Organization and Standing. First Union is a national banking association duly Organized, validly existing and in good Standing under the laws of the United States of America.

                  (b) Authorization and Binding Obligation. First Union has full corporate power and authority to execute and deliver this Agreement and to perform and comply with all terms, covenants and conditions to be performed and complied with by it hereunder The execution, delivery and performance of this Agreement by First Union have been duly and validly authorized by all necessary corporate action on the part of First Union. This Agreement has been duly and validly executed and delivered by First Union and constitutes a legal, valid and binding agreement of First Union, enforceable against First Union in accordance with its terms, except as the Same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and related Court decisions of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

                  (c) No Conflict. The execution, delivery and performance of this Agreement by First Union does not (i) violate, conflict with or result in any breach of any provision of the organization documents of First Union, (ii) violate, conflict with or result in a breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of tflL5t, agreement indenture, lease or other instrument or obligation to which First Union is a party or by which any of its assets may be bound, or (iii) violate or conflict in any material respect with any law, order, writ, injunction, rule or decree applicable to First Union or any of the assets thereof.

                  (d) FU Dealers and PU Sales Finance. To the best knowledge of First Union after due inquiry, Exhibit A sets forth a t:rue and Correct list of all FU Dealers as of the date hereof. Such FU Dealers represent substantially all of the Motor Vehicle dealerships in the Relevant States with respect to which First Union engages in the purchase or finance of Motor Vehicle retail installment contracts originated by Motor Vehicle dealerships. As of the date hereof, First Union National Bank of North Carolina and its Affiliate Banks (as defined in Section 13(m)) are all of the national banks through which FU Sales Finance operates its business.

         Section 7. Covenants of ACCH. So long as this Agreement remains in effect, ACCH shall perform and comply with the covenants contained in this Section.

                  (a) Payment. On or before the tenth (10th) Business Day of each calendar month, ACCH shall pay to First Union $65.00 for each Funded Referral during the previous calendar month.

                  (b) Training. ACCH shall provide reasonable training to sales representatives of FU Sales Finance in the marketing of the ACCH Program.

                  (c) Reports. ACCH shall maintain true and complete books and records of account in accordance with GAAP and shall comply with the following requirements:

                           (i) ACCH shall maintain and implement, or cause to be maintained and implemented, administrative and operating procedures and shall keep and maintain on a timely basis, or cause to be kept or maintained, all documents, books, records, accounts and other information relating to the ACCH Program which are reasonably required to monitor the results of the ACCH Program.

                           (ii) On or before the tenth (10th) Business Day of each Calendar month, ACCH shall furnish to First Union a report (which may include certain information on Computer diskette) setting forth;

                                    (A) (1) the number of Applications delivered
                  by FU Sales Finance to ACCH ("SF Applications") during the previous calendar month and (2) the number of Applications, other than SF Applications, delivered to ACCH during the previous calendar month,

                                    (B) (1) the number of SF Applications
                  approved by ACCH during the previous calendar month and
                  (2) the number of

                  Applications, other than SF Applications, approved by ACCH during the previous calendar month,

                                    (C) (1) the number of Motor Vehicle retail
                  installment contracts funded by ACCH during the previous calendar month in respect of SF Applications delivered to ACCH and (2) the number of Motor Vehicle retail installment contracts funded by ACCH during the previous calendar month in respect of Applications, other than SF Applications, delivered to ACCH,

                                    (D) (1) the percentage of SF Applications
                  delivered to ACCH which were approved by ACCH during the previous calendar month and (2) the percentage of Applications, other than SF Applications, delivered to ACCH which were approved by ACCH during the previous calendar month,

                                    (E) (1) the percentage of SF Applications
                  delivered to ACCH which were funded by ACCH during the previous calendar month and (2) the percentage of Applications, other than SF Applications, delivered to ACCH which were funded by ACCH during the previous calendar month,

                                    (F) the number and names of Motor Vehicle
                  dealerships from whom ACCH has purchased, or with respect to whom has originated, loans,

                                    (G) the number and names of Motor Vehicle
                  dealerships which have become FU Dealers during the previous calendar month,

                                    (H) a list describing any Defaults of ACCH
                  not previously disclosed in writing to First Union and a description of any developments in respect of any such previously disclosed Defaults

                                    (I) a management report related to the
                  operations of ACCH during the previous calendar month substantially in the form of Exhibit C hereto,

                                    (J) to the extent permitted by law and
                  available with commercially reasonable, good faith efforts by ACCH, a list of the names and social security numbers of all current obligors of Motor Vehicle retail installment contracts financed by ACCH (provided that such list shall be provided on the tenth (10th) Business Day after the end of each calendar quarter),

                                    (K) all reports delivered by NAFCO and ACCH
                  pursuant to the letter agreement dated as of April 15, 1996 between NAFCO and ACCH, a copy of which is attached hereto as
                  Exhibit ID; and

                                    (L) such other information, documents,
                  records or reports with respect to the ACCH Program as First Union may reasonably request.

                           (iii) As soon as possible, and in any event within ten (10) Business Days after an executive officer, member or partner of ACCH, as the case may be, has knowledge thereof, ACCH shall give First Union written notice of (A) any material litigation, investigation or proceeding pending or to the best knowledge of ACCH, threatened by or against ACCH in connection with or related to the ACCH Program at law or in equity, or before any Governmental Authority, (B) any judgment, settlement or other final disposition with respect to any such previously disclosed litigation, investigation or proceeding, and (C)

         of any action or event constituting an event of default or violation of ally License or material contract to which ACCH is a party or by which ACCH is bound, or any investigation, assertion, claim or challenge relating thereto.

                           (iv) ACCH will keep its principal place of business and the offices where it keeps all records described in this Section 7(c) at the address given in Section 13(b) or such other address as may be changed by notification pursuant to Section 13(b).

                  (d) Inspection. At all reasonable times, ACCH shall permit any authorized representatives designated by First Union to visit and inspect, and conduct accounting reviews of, any of the properties of ACCH and its books and records pertaining to the ACCH Program, and to take abstracts therefrom and make copies thereof, and to discuss ACCH's affairs, finances and accounts with the management, employees and independent accountants of ACCH; provided, that unless there shall have occurred and be continuing any Default hereunder, neither First Union nor any of its representatives shall conduct any such inspection more than four (4) times during any calendar year. If First Union or any third party retained by First Union prepares any written report of its investigation and no Default shall have occurred and be continuing, First Union shall offer representatives of ACCH the opportunity to discuss the contents of such report before such report is completed in final form. First Union shall be responsible for (i) its own out-of-pocket costs in conducting such visits and inspections and (ii) any extraordinary expenses in excess of $5,000 per year incurred to third parties in connection with such visits and inspections (including extraordinary expenses incurred to third party auditors or consultants retained at the request of First Union).

                  (e) Compliance with Laws. ACCH shall comply with all Licenses (including the renewal thereof) and all applicable Laws, except to the extent that any such non-compliance, individually or in the aggregate, could not have a Material Adverse Effect on ACCH. Without limiting the generality of the foregoing, ACCH shall comply in all material respects with all laws related to fair credit and lending practices and consumer protection that are applicable to the ACCH Program.

                  (f) Regulatory Compliance. If First Union reasonably determines that, by reason of any Law hereafter enacted, promulgated, issued, decided, ordered, adopted, made, initiated or rendered (collectively, a "Regulatory Requirement"), it is restricted or prohibited from performing its obligations or exercising its rights hereunder in any material respect, or being a party hereto, ACCH shall take such action, at the expense of First Union, as may be reasonably requested by First Union to permit First Union to comply with such Regulatory Requirement.

                  (g) Performance and Compliance With Contracts. ACCH will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Applications, the Funded Referrals and all Contracts with respect to which it is a party related to the Funded Referrals, the breach of which provisions, covenants or promises would have a reasonable likelihood of having a Material Adverse Effect on ACCH. ACCH shall consider all Applications in good faith and in accordance with the purpose and intent of the ACCH Program; provided, notwithstanding anything to the contrary set forth in this Agreement1 ACCH shall have the absolute, unconditional right and authority to approve, conditionally approve or reject any Application and to make any other credit decision with respect to any Motor Vehicle retail installment contract, without notice to, or consent by, First Union or any other Person. In no event shall First Union have the right (whether express or implied) to require ACCH or any other Person to purchase or close any Motor Vehicle installment credit transaction.

                  (h) Accuracy of Information. All written information furnished on or after the date hereof by ACCH to First Union pursuant to or in connection with this Agreement or any transaction contemplated herein shall be true, accurate and complete in all material respects.

                  (i) Diligence. Subject to Section 7(g), ACCH shall receive and promptly evaluate all Applications received from FU Dealers and shall provide to such Dealers such information, forms and other documents and materials relative to such Applications and any Funded Referrals with respect thereto that First Union may reasonably request.

                  (j) Conduct. Subject to Section 7(g), ACCH shall conduct its operations in the manner that comports with sound business practices and shall not take any willful or intentional actions intended to alienate any FU Dealer or prejudice the relationship of First Union with any FU Dealer.

                  (k) Roll-Out of ACCH Program. ACCH, with the assistance of First Union as provided in Section 9(a), shall roll out the ACCH Program in each regional center of FU Sales Finance in the Relevant States during the Roll-Out Period. Upon the introduction of the ACCH Program in each regional center, ACCH shall give written notice of such introduction to First Union.

                  (l)      Restricted Activities.

                           (i) ACCH shall not solicit, purchase or finance Motor Vehicle retail installment Contracts (including directly from any Motor Vehicle dealership) except through a contract with a third party financial institution providing for referrals and introductions of such institution's Motor Vehicle dealership customers to ACCH.

                           (ii) In order to effectively implement the ACCH Program in the Relevant States and in consideration of the exclusive referral arrangement offered hereunder by First Union, ACCH agrees that, for a period of twelve (12) months commencing on the date hereof, the business activities of ACCH in the Relevant States shall be limited to the ACCH Program and arrangements with third party financial institutions providing for the referral of credit applications, on a non-exclusive basis, by such institutions to ACCH and the funding of such applications accepted by ACCH; provided, that the business activities of ACCH shall not be so limited if for any month commencing with the seventh (7th) month and ending with the twelfth (12th) month during such twelve (12) month period, ACCH has purchased or financed less than three hundred (300) Motor Vehicle retail installment contracts from FU Dealers in the Relevant States.

                           (iii) In order to effectively implement the ACCH Program in the Northeast States and in consideration of the exclusive referral arrangement offered hereunder by First Union, ACCH agrees that, for a period commencing on the date hereof and ending on the later of (A) nine (9) calendar months after the date hereof or (B) if the election set forth in Section 9(g) hereof is made by First Union, twelve (12) calendar months after the date of the roll-out notice given to First Union pursuant to Section 9(g), the business activities of ACCH in the Northeast States shall be limited to the ACCH Program and arrangements with third party financial institutions providing for the referral of credit applications, on a non-exclusive basis, by such institutions to ACCH and the funding of such applications accepted by ACCH; provided, that the business activities of ACCH shall not be so limited if for any month commencing with the seventh (7th) month and ending with the twelfth (12th) month during the twelve (12) month period referred to in clause (3), ACCH has purchased or financed less than three hundred (300) Motor Vehicle retail installment contracts from FU Dealers in the Northeast States.

                           (iv) In no event shall ACCH purchase or finance Motor Vehicle retail installment contracts through any agreement or arrangement with a third party financial institution if any such contract is originated by an Active FU Dealer. In the event of any violation of this subsection (iv) through error or inadvertence, ACCH shall pay First Union the referral fee in respect of such contract and such contract shall be deemed a Funded Referral for all purposes hereunder.

                           (v) In no event stall ACCH enter into any agreement or arrangement with a third party financial institution which would restrict or prohibit ACCH from purchasing or financing Motor Vehicle retail installment contracts originated by any FU Dealer.

         Section 8. Covenants of First Union. So long as this Agreement remains in effect, First Union shall perform and comply with the covenants contained in this Section.

                  (a) Referral of Applications. Upon receipt of each notice referred to in Section 7(k) with respect to any region, First Union:

                           (i) shall refer to ACCH all C Applications which by their terms may be so referred,

                           (ii) shall exercise its reasonable, good faith efforts to cause all C Applications to contain such provisions as may be necessary to enable First Union to refer such C Applications to ACCH; and

                           (iii) may, in its sole discretion, refer any other Applications that it has declined.

                  (b) Duties of First Union. First Union shall cooperate with ACCH in the implementation of the ACCH Program including taking appropriate action to introduce ACCH sales representatives to Active FU Dealers, to act as liaison with such Dealers with respect to the Services provided by ACCH to such Dealers, and to provide ongoing maintenance of, and sales representative assistance with respect to, the business relationship among First Union, ACCH and such Dealers.

                  (c) Marketing. First Union shall market the ACCH Program as part of its general marketing efforts to FU Dealers.

                  (d) Reports and Access. On or before the tenth (10th) Business Day of each calendar month, First Union shall furnish to ACCH a list of all FU Dealers (including the name, address, telephone number and contact person for each such Dealer). In addition, for the sole purpose of validating the active status of dealers and compliance by First Union with its obligations in Section 8(a)(i) and (ii), First Union shall provide ACCH, upon five (5) Business Days prior written notice and at reasonable times, access to the records of First Union containing the written contracts evidencing First Union's relationship with FU Dealers and other records reasonably necessary for the above described purposes.

                  (e) Minimize Adverse Regulatory Impact. If First Union reasonably determines that, by reason of any Regulatory Requirement, First Union is materially restricted or prohibited from performing its obligations or exercising its rights hereunder, First Union shall use its reasonable, good faith efforts to comply with, and to minimize, to the extent reasonably possible, the adverse impact of such Regulatory Requirement upon this Agreement and the rights and obligations of the parties hereunder.


                  (f) Compliance with Laws. First Union shall comply with all Laws to the extent strictly applicable to First Union's duties and obligations under the ACCH program, except to the extent that any such non-compliance, individually or in the aggregate, does not have a material adverse effect on the ACCH Program.

                  (g) Accuracy of Information. All written information furnished on or after tile date hereof by First Union to ACCH pursuant to or in connection with this Agreement or any transaction contemplated herein shall be true, accurate and complete in all material respects.

         Section 9. Implementation of ACCH Program. So long as this Agreement remains in effect, First Union and ACCH shall use their reasonable good faith efforts to cooperate in performing and complying with the covenants set forth below:

                  (a) First Union and ACCH shall develop a plan for phased implementation of the ACCH Program during the Roll-Out Period, including the introduction of the ACCH Program in each regional center of FU Sales Finance in each of the Relevant States and the order of priority of FU Dealers to whom ACCH sales representatives should be introduced.

                  (b) First Union and ACCH shall develop and implement incentive programs, special promotions and related sales and marketing devices, as appropriate, relating to the ACCH Program, including premium marketing promotions relating to the ACCH Program and the costs of such development and implementation shall be borne by ACCH. The parties shall cooperate to develop guidelines for the use of the name or logo of Fust Union and ACCH. Each party agrees that it shall not use the logo or name of the other party or any of the Affiliates of such other party, or any confusingly similar logo or name, on any promotional materials, brochures, applications, contract forms or any other written material used in connection with the ACCH Program or for any other purpose without the prior written approval of such party. ACCH shall provide all applications, contracts and other forms reasonably required for the implementation of the ACCH Program at ACCH's expense and according to format provided by First Union.

                  (c) First Union and ACCH shall develop and publish specific guidelines, policies and procedures, as appropriate, governing the operation of the ACCH Program and the interrelationship between First Union and ACCH and shall approve changes, as appropriate from time to time, to such published guidelines, policies and procedures.

                  (d) The parties hereto acknowledge that they have had, and may in the future have, access to certain confidential and proprietary information (written, oral or observed) of - the other relating to certain proprietary corporate information of a type typically not disclosed to the public, including, for example, strategic marketing plans, budgets, customer lists and proprietary financial information, and such information constitutes valuable, special and unique property of the parties and shall be deemed to be confidential. This information may only be used in the proviSion of services under this Agreement. The parties hereto agree that they will not, for any reason or purpose whatsoever, use or allow to be used any such information or reveal or disclose any such information to any Person other than the parties hereto and those agents, employees and representatives thereof to t4e extent that access to such information is necessary for a particular agent, employee and representative (including attorneys, auditors and other professionals) to perform such functions contemplated by this Agreement (who shall also agree not to disclose such information except as permitted by this
Section 9(d)), except (i) as expressly consented to by the parties, (ii) as required by Law, or (iii) to the extent such information becomes generally available to the public under circumstances which do not involve a breach of the terms hereof. Without limiting the generality of the foregoing provisions of this Section 9(d), and subject to the exceptions provided above in this Section 9(d), neither ACCH nor First Union (or any Affiliate of either ACCH or First Union) shall issue a press release or make any disclosure regarding the ACCH Program in any offering memorandum or similar document or outside the ordinary course of business, without the written consent of such other party hereto, which consent shall not be unreasonably withheld.

                  (e) On or prior to the tenth (10th) Business Day of each calendar month, ACCH and First Union shall amend Exhibit A to include additional Active FU Dealers and to eliminate FU Dealers which are not Active FU Dealers; no negative inference shall be drawn by the failure of the parties to amend Exhibit A.

                  (f) On or before March 1 of each calendar year, ACCH and FU Sales Finance shall mutually engage a professional survey firm to conduct a survey of dealers participating in the ACCH Program. The out-of-pocket costs of preparing such dealer surveys shall be shared equally by ACCH and First Union; provided, that such costs shall not exceed $10,000 per year unless mutually agreed by ACCH and First Union.

                  (g) At any time prior to nine (9) calendar months after the date hereof, First Union shall have the Option, by written notice to ACCH, to add the Northeast States as additional Relevant States for all purposes of this Agreement. Upon receipt of such notice from First Union, ACCH shall, prior to the date which is fifteen (15) calendar months after the date hereof, roll out the ACCH Program with respect to each FU Dealer in the Northeast States in the Same manner as provided herein with appropriate modification for roll-out period and similar matters. ACCH shall give written notice to First Union of the initiation of the roll-out in the Northeast States as provided above. Exhibit B lists the FU Dealers in the Northeast States as of the date hereof.


         Section 10.  Termination of Agreement.

                  (a) Termination. The term (the "Term") of this Agreement shall be for an initial period of three years from the date hereof, renewable by ACCH with the written consent of First Union on each anniversary of the date hereof for an additional one year such that, if so renewed, the term of this Agreement shall be extended one year for a remaining period upon renewal of three years from such anniversary date. ACCH shall renew this

Agreement by giving written notice to First Union of its desire to renew at least thirty (30) but no more than sixty (60) days prior to each anniversary of the date hereof whereupon First Union shall have a period of fifteen (15) days after receipt of such notice to notify ACCH in writing of its approval or disapproval of such renewal. Any failure of First Union to give such written notification to ACCH shall be deemed a disapproval. Notwithstanding the foregoing, subject to Section 1OC), the Term of this Agreement shall be terminated upon the happening of any of the following events, which remain un-Cured in accordance with Section 10(b):

                           (i) at any time by mutual written consent of First Union and ACCH;

                           (ii) by First Union, if ACCH is in default, breach or noncompliance in any material respect of its representations, warranties, Covenants or agreements under this Agreement;

                           (iii) by ACCH, if First Union is in default, breach Or noncompliance in any material respect of its representations, warranties, covenants or agreements under this Agreement;

                           (iv) if either party makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts when due, or if any liquidation, dissolution, bankruptcy, reorganization, insolvency, or other proceeding for the relief of financially distressed debtors is commenced by or against such party, or a receiver, liquidator, custodian or trustee is appointed for such party or a substantial part of such party's assets (but if any of the foregoing occurs involuntarily, dissolution shall not occur unless the same is not dismissed, stayed or discharged within ninety (90) days) or if an offer for relief is entered against such party under Title 11 of the United States Code;

                           (v) by either party, if in the opinion of First Union's regulatory counsel, First Union is restricted or prohibited, by reason of any Regulatory Requirement, from performing its obligations or exercising its rights hereunder in any material respect, following First Union's exercise of its reasonable, good faith efforts to comply with and minimize the adverse impact of such Regulatory Requirement; or

                           (vi) by First Union, upon a Change of Control except to the extent contemplated by Section 5.10 of the Second Amended and Restated Partnership Agreement of NAFCO, as in effect on the date hereof.

                  (b) Cure Rights. Any right to terminate this Agreement that either First Union or ACCH (the "Terminating Party") may have under Section 1O(a)(ii), 1O(a)(iii) or 1O(a)(v), as the case may be, with respect to the default under, breach of or non-compliance with the representations, warranties, covenants or agreements under this Agreement (collectively, a "Default") of such other party (the "Defaulting Party"), shall not be effective unless (i) the Terminating Party delivers written notice to the Defaulting Party in the manner provided in Section 13(b) of the Default that is alleged to have occurred (a "Default Notice") and (ii) the Defaulting Party fails to cure and rectify in all material respects the effect and consequences of such Default to the reasonable satisfaction of the Terminating Party ("Cure") within thirty (30) days after its receipt of such Default Notice; Ruled, that if such Defaulting Party shall within such thirty (30) day period commence action to Cure such failure but is unable, by reason of the nature of the performance required, to Cure same within such period, and if such Defaulting Party continues such action thereafter diligently and without unnecessary delays, such Defaulting Party shall not be in default hereunder until the expiration of a period of time as may be reasonably necessary to C ire such failure; provided, further, that extending the Cure period will not have a Material Adverse Effect on the Terminating Party and provided, further, that in all events such Cure shall be completely effectuated no later than the sixtieth (60th) day after the receipt by the Defaulting Party of the Default Notice.

                  (c) Arbitration of Disputes. Any dispute, controversy or claim arising out of, or in connection with, or relating to, whether a Default exists or whether a Default has been Cured in accordance with this Section 10(b) shall, upon the request of any party involved, be submitted to, and settled by, binding arbitration. All arbitration proceedings conducted pursuant to this Section 10(b) shall be administered by the office of the American Arbitration Association ("AAA") in Wilmington, Delaware (or, if such office has ceased to exist as of the time arbitration is demanded, the AAA office geographically closest to Wilm4ington, Delaware), and all hearings shall be held in Wilmington, Delaware; provided, that the parties involved in such dispute may at any time agree to settle such dispute, controversy or claim by any other form of dispute resolution (including mediation or another form of arbitration) that is mutually acceptable.

                           (i) Procedure. Arbitration proceedings shall be conducted in accordance with the commercial arbitration rules of the AAA in force as of the date demand for arbitration is made, with the following exceptions if in conflict:


                                    (A) Single Arbitrator.  If, within 10 days
                  of the date demand for arbitration is made, the two parties thereto are able to agree upon the appointment of a single person as the arbitrator, the person so agreed upon shall be appointed as the sole arbitrator and notice of such appointment shall be given to the AAA by the parties.

                                    (B) Arbitration Panel. In the event the
                  parties are unable to agree upon the appointment of a single arbitrator as provided in Section 1O(c)(i)(A) hereof, then, within 15 days of the date demand for arbitration is made, each party shall appoint one member of an arbitration panel (each such member being refereed to herein as a "Party-Appointed Arbitrator") and, within 30 days of the date demand for arbitration is made, such Party-Appointed Arbitrators shall appoint a third arbitrator who shall serve as the chair of the arbitration panel. In the event the Party-Appointed Arbitrators are unable within such 30 day period to appoint a third arbitrator, the commercial arbitration rules referred to in Section 1O(c)(i) shall govern the appointment of the third arbitrator. In the event a party fails or neglects to appoint such party's Party-Appointed Arbitrator within the time period set forth in this subsection, such Party shall be deemed to have consented to the selection of the other party's Party-Appointed Arbitrator as the sole arbitrator for the arbitration proceeding.

                                    (C) Arbitration Decisions. If there is a
                  single arbitrator, the decisions and awards of such arbitrator shall be binding. In the event a panel of arbitrators is conStituted, the decisions and awards of a majority of the arbitrators on the panel shall be binding. As hereinafter used, the term "arbitrator" refers either to a single arbitrator or to an arbitration panel, as the case may be.

                                    (D) Costs. During the pendency of any
                  arbitration proceeding, the cost and fees of such proceeding -- other than the attorney's fees incurred by each of the parties in connection with such proceeding, which shall be the independent responsibility of such party -- shall be shared equally by the Parties. However, as pan of the final award or any interim award agreed to by the parties or found by the arbitrator to be final for confirmation and enforcement purposes, the prevailing party shall be entitled to recover the costs and fees of the arbitration proceeding, other than attorneys' fees as provided above.

                                    (E) Discovery.  The discovery provisions of
                  the Delaware Rules of Civil Procedure in effect as of the date demand for arbitration is made shill govern the conduct of discovery in any arbitration proceeding commenced hereunder.

                                    (F) AAA Rules.  Arbitration may proceed in
                  the absence of any party if written notice (pursuant to the AAA's rules and regulations) of the proceedings has been given to such party.

                           (ii) Binding Effect of Arbitration. The parties to this Agreement agree to abide and be bound by all decisions and awards rendered by the Arbitrator. judgment upon such decisions and awards may be entered in any court of competent jurisdiction.

                           (iii) All Disputes Subject to Arbitration. Claims or disputes governed by this Section 10(c) shall be resolved in the manner set forth herein, in lieu of any action at law or equity. Except as otherwise provided herein, this arbitration clause constitutes an explicit waiver of defenses against enforcement and execution of any judgment on the arbitrators' award; provided, the parties shall not be deemed to have waived defenses based upon: (A) fraud or corruption in the procuring of an award, (B) misconduct on the part of an arbitrator, or (C) action by an arbitrator in excess of his authority Defenses relating to the validity of scope of this arbitration clause will be deemed waived unless raised during arbitration. The arbitrators' decision regarding any issue, controversy, dispute, claim or counterclaim involving the validity or scope of this arbitration clause shall be final and binding upon the parties.

                  (d)      Procedure and Effect of Termination

                  (i) In the event of termination of this Agreement by either or both of First Union or ACCH pursuant to Section 10(a), prompt written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate without other action by any party hereto; provided, that the obligations of ACCH (A) to make payments for Funded Referrals made during the previous calendar month as required by
         Section 7(a), (B) to make such reports as required by Section 7(c) and
         (C) to indemnify First Union as provided in Section 11(a) and the obligations of First Union to indemnify ACCH as provided in Section 11(b) shall survive. If this Agreement is terminated as provided in
         Section 10(a), all information received by a party hereto with respect to the business of the other party or its affiliates or divisions (other than information which is a matter of public knowledge at the time of disclosure to the other party or which has been disclosed to the general public by mutual agreement of the parties or which is required to be filed as public information with any Governmental Authority or stock exchange, or which is required to be disclosed by Law (but only to the extent that such disclosure is required)) shall not at any time be used for the advantage of, or disclosed to third parties by, such party for any reason whatsoever.

                           (ii) Notwithstanding anything to the contrary in this Agreement, other than Section 10(b), if either ACCH or First Union is in default, breach or noncompliance in any respect of its representations, warranties, covenants or agreements under this Agreement (and such default, breach or noncompliance remains un-Cured in accordance with Section 10(b)), then and in that event, such other patty shall have the right to seek all remedies available to it as provided hereunder or at law Or equity.

                           (iii) In addition to such continuing obligations described above in this Section 10(d), the termination of this Agreement shall not discharge any party hereto from any obligation which it owes to the other party immediately prior to or as a result of such termination.

         Section 11.  Indemnification.

                  (a) Indemnification by ACCH. ACCH shall indemnify and bold harmless First Union, each of its successors and all officers, directors, shareholders, employees and agents of First Union from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any claim or other action brought by any third party and arising out of any acts, omissions or alleged acts or omissions which constitute a breach by ACCH of any of its representations, warranties and covenants hereunder, including any judgment, award, settlement, reasonable attorneys' fees and other costs Or expense incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, that no indemnification shall be required under this Section 11(a) if such acts, omissions or alleged acts or omissions constitute fraud, gross negligence or willful misconduct by First Union. Any indemnification under this Section 11(a) shall survive the termination of this Agreement.

                  (b) Indemnification by First Union. First Union shall indemnify and hold harmless ACCH, each of its successors and all officers, partners, shareholders, directors, employees and agents of ACCH from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any claim or other action brought by any third party and arising out of any acts, omissions or alleged acts or omissions which constitute a breach by First

Union of any of its representations, warranties and covenants hereunder, including any judgment, award, settlement, reasonable attorneys' fees and other costs or expense incurred in connection with the defense of any actual Or threatened action, proceeding or claim; provided, that no indemnification shall be required under this Section 11(b) if such acts, omissions or alleged acts or omissions constitute fraud, gross negligence or willful misconduct by ACCH. Any indemnification under this Section 11(b) shall survive the termination of this Agreement.

         Section 12. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either First Union or ACCH without the prior written consent of the other party. Any attempted assignment by one party without the prior written consent of tile other party shall be null and void; provided, that ACCH shall be entitled to assign this Agreement to NAFCO (without the consent of First Union), provided that NAFCO assumes all of the obligations of ACCH under this Agreement arising from and after such assignment and NAFCO shall be prohibited under this Section 12 from making any subsequent assignment without the prior written consent of First Union; provided, further, that ACCH shall be entitled to assign this Agreement as provided in Section 5.10 of the Second Amended and Restated Partnership Agreement of NAFCO, as in effect on the date hereof.

         Section 13.  Miscellaneous.

                  (a) Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matters hereof. This Agreement supersedes all prior negotiations, agreements and understandings between the parties with respect to the subject matters hereof and all letters of intent and other writings relating to such negotiations, agreements and understandings.

                  (b) Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally, by facsimile, reputable overnight courier service or by registered or certified mail to the following addresses, or to such other address as any patty may request by notifying the other parties hereto:

                  To First Union:

                           To each of the individuals listed below:

                                  Marion A.  Cowell, Jr., Esq.
                                  First Union Corporation
                                  Legal Division
                                  301 South College Street, Tw-40
                                  Charlotte, N.C.  28288-0630

                                  Telephone:  (704) 374-6828
                                  Facsimile:  (704) 374-3105

                                  Betty T.  Trautwein
                                  Mark A.  Roberts

                                  First Union National Bank
                                  Sales Finance Division, NC-0374
                                  8740 Research Dr., 2d Floor
                                  Charlotte, N.C.  28262

                                  Telephone:  (704) 593-3001
                                  Facsimile:  (704) 593-3099

                                  Reginald H.  Imamura
                                  First Union Capital Markets Corp.
                                  Asset Securitization Division
                                  301 5.  College St., TW-10
                                  Charlotte, N.C.  28288-0610
                                  Telephone:  (704) 374-6501
                                  Facsimile:  (704) 374-3254

                  To ACCH:

                                  Gary L.  Shapiro
                                  One Park Place, 3rd Floor
                                  621 NW 53rd Street
                                  Boca Raton, Florida 33487

                                  Telephone:  (407) 241-7790
                                  Facsimile:  (407) 241-7797

                                  Keith B.  Stein
                                  One Park Avenue, 12th Floor
                                  New York, New York 10016
                                  Telephone: (212) 545-2446
                                  Facsimile: (212) 545-2448

                                  Steve Stack

                                  One Park Place, Suite 390
                                  621 NW 53rd Street
                                  Boca Raton, Florida 33487
                                  Telephone: (800) 856-6190
                                  Facsimile: (800) 856-6192

                                  Bill Magro
                                  One Park Place, Suite 390
                                  621 NW 53rd Street
                                  Boca Raton, Florida 33487
                                  Telephone: (800) 856-6190
                                  Facsimile: (800) 856-6192


                  (c) Waiver. The failure of any party at any time to insist upon strict performance of any promise, agreement, or understanding set forth in this Agreement shall not be construed as a waiver or relinquishment of the right TO insist upon strict performance of the same or any other promise, agreement, or understanding at a future time.

                  (d) Covenant of Further Assurances. Each party shall execute and deliver such farther instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

                  (e) Rights of Third Parties. Nothing herein shall be construed to be to the benefit of or enforceable by any Person other than the parties hereto.

                  (f) Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of Competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

                  (g) GOVERNING LAW. THIS AGREEMENT SHAI1 BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ITS LAWS PERTAINING TO CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES EACH OF THE PARTIES HERETO AGREES THAT (A) THIS AGREEMENT INVOLVES AT LEAST $100,000, AND (B) THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES IN EXPRESS RELIANCE UPON 6 DEL.
C. ss. 2708.

                  (h) Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of First Union and ACCH.


                  (i) Headings. The headings are for convenience only and shall not affect the meaning or construction of this Agreement.

                  (j) Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires whenever used herein; the adjective "any" with respect to a Person, act, thing or concept shall mean and refer to one or more of such Persons, acts, things or concepts; and "including" shall be read to mean "including without limitation." The illustration of a concept herein by including examples thereof shall not be Construed as a limitation of such concept to the examples given. Unless otherwise indicated, Section" means and refers to the referenced section of this Agreement. Words such as "herein, "hereby," "hereinafter," "hereof," "hereto," and "hereunder" refer to this Agreement as a whole, unless the context requires otherwise.

                  (k) Counterparts. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, and all such Counterparts together shall constitute one and the same instrument.

                  (l) No Partnership. The parties hereto do not intend by this Agreement to create a joint venture, partnership or other entity or any agency or representative relationship between or among the parties, and no party hereto shall make any representatIons (written or otherwise) that implies or suggests that any such relationship exists.

                  (m) First Union as Ant. First Union National Bank of North Carolina hereby represents and warrants that it is the duly authorized agent of its national banking affiliates (the "Affiliate Banks") for purposes of this Agreement and that, as of the date hereof, such Affiliate Banks shall include First Union National Bank of Georgia, First Union

National Bank of Florida, First Union National Bank of South Carolina, First Union National Bank of Tennessee, First Union National Bank of Virginia, First Union National Bank of the District of Columbia, First Union National Bank of Maryland and First Union National Bank (f/k/a First Fidelity Bank, N.A.). First Union National Bank of North Carolina, in its individual capacity and as agent for the Affiliate Banks, represents and warrants that it is entitled to accept all payments from ACCIl hereunder, give all consents and waivers and make all amendments hereunder and conduct all business under this Agreement on behalf of itself and its Affiliate Banks.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

                                  "FIRST UNION"

                                  FIRST UNION NATIONAL BANK OF
                                  NORTH CAROLINA, in its individual
                                  capacity and as agent and
                                  attorney-in-fact for the Affiliate
                                  Banks described in Section 13(m)

                                  By:

                                  Name:   Mark Roberts
                                  Title:  Vice President

                                  "ACCH"

                                  AUTO CREDIT CLEARINGHOUSE L.P.

                                  By:      National Auto Finance
                                  Corporation, General Partner

                                           By:
                                           Name:
                                           Title: